UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No.  3  )*
                                             -----

                                  AMEDISYS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    023436108
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
                                  (360)604-8600
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                    8/5/2003
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 17

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 2 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company, Inc.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              857,600 (9.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              857,600
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 3 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Retirement Fund, L.P.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              373,500  (3.9)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              373,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 4 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Children's Fund, L.P.
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              78,050  (0.8%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              78,050
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 5 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              24,500 (0.3%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              24,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                   SCHEDULE 13D

CUSIP No. 023436108                                                 Page 6 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olivier & Karen Roux
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      French citizens resident in United Kingdom
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              13,000 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              13,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 7 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canadian citizen resident in Hong Kong
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF
                              8,150 (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              8,150
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 023436108                                                 Page 8 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF
                              4,850 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              4,850
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                   SCHEDULE 13D

CUSIP No. 023436108                                                 Page 9 of 17

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Henry E. Hooper
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF
                              1,500 (0.0%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              1,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,374,250 shares (14.4%)
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.4%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Family Fund, L.P.in AMED is $5,981,000.

Item 4.  Purpose of Transaction

         We have continued building our position in AMED as a long term investment, because we are encouraged by the actions management has taken to reduce costs and generate cash. The Board of Directors is working to improve corporate governance, and we feel the prospects for reasonable Medicare reimbursement are brightening. We remain convinced that home health care has a solid future as a low cost, high quality alternative to hospitalization.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Family Fund owns and has sole voting power over 857,600 AMED shares.

         (c)    D3's transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 1/03            600        $6.56
                    8/ 5/03        174,600         6.53

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
-----------------                           ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              of The D3 Family Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Family Retirement Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Family Retirement Fund, L.P.in AMED is $2,303,000.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Family Retirement Fund owns and has sole voting power over 373,500 AMED shares.

         (c)    Transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 5/03         73,400         6.53

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                           /s/DAVID NIERENBERG
-----------------                       ------------------------------------
      Date                              David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                          Company, Inc., the General Partner
                                          of The D3 Family Retirement Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         The D3 Children's Fund, L.P., a Washington State limited partnership, whose principal business is investing in domestic micro-cap public equities. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested by The D3 Children's Fund, L.P.in AMED 1s $564,000.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 Children's Fund owns and has sole voting power over 78,050 AMED shares.

         (c)    Our transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 5/03         14,000         6.53

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                           /s/DAVID NIERENBERG
-----------------                       ------------------------------------
      Date                              David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                          Company, Inc., the General Partner
                                          of The D3 Children's Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a)  Haredale Ltd., a Bahamian corporation.

         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.

         (c)  Haredale is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  The Bahamas.

Item 3.  Source and Amount of Funds or Other Consideration

         Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 24,500 shares.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 24,500 shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a) Olivier & Karen Roux, a French citizens resident in the United Kingdom.

         (b)  Talisman Management Ltd., 37 Ixworth Place, London SW3, England.

         (c)  Mr. Roux is a management consultant, Mrs. Roux is a homemaker.

         (d)  None

         (e)  None

         (f)  French citizens resident in the United Kingdom.

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. & Mrs. Roux own, and Mr. Nierenberg has sole voting and dispositive power over, his 13,000 AMED shares.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. & Mrs. Roux own, and Mr. Nierenberg has sole voting and dispositive power over, their 13,000 AMED shares.

         (c)    Transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 1/03          1,500        $6.56
                    8/ 5/03          1,500         6.53


         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Roux pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of Mr. Roux's account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Olivier & Karen Roux

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a)  James Henry Hildebrandt a Canadian citizen resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is a management consultant.

         (d)  None

         (e)  None

         (f)  A Canadian citizen resident in Hong Kong.

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 8,150 AMED shares.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 8,150 AMED shares.

         (c)    Transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 1/03          1,150        $6.50

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of his account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a)  Toxford Corporation, a Channel Islands corporation.

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c)  Toxford Corporation is in the investment business.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 4,850 AMED shares.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 4,850 AMED shares.

         (c)    Transactions in the last 60 days:
                     Date        # of shares    Price paid
                   --------      -----------    ----------
                    8/ 1/03          850          $6.56


         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its account.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation

Item 1.  Security and Issuer

         Common stock of Amedisys, Inc. (AMED),
         11100 Mead Road, Suite 300,
         Baton Rouge, LA 70816

Item 2.  Identity and Background

         (a)  Henry Hooper, a United States Citizen.

         (b)  4317 Wistaria Dr., Portland, OR 97213.

         (c)  Mr. Hooper is a General Partner of the D3 Family Fund, LP.

         (d) No convictions or administrative proceedings as described in Items 2(d) and (e).

         (e)  None.

         (f)  United States, resident of Oregon.

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hooper has sole voting and dispositive power over, his 1,500 AMED shares.

Item 4.  Purpose of Transaction

         See Item 4., page 10.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hooper has sole voting and dispositive power over, his 1,500 AMED shares.

         (c)    N/A

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 6, 2003                               /s/DAVID NIERENBERG
-----------------                           ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              of The D3 Family Fund, L.P.